As filed with the Securities and Exchange Commission on October 8, 2010
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERECLOUD, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0578268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6560 South Greenwood Plaza Boulevard Number 400 Englewood, Colorado (Address of Principal Executive Offices)	80111 (Zip Code)
________________________

VERECLOUD, INC.
2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
 (Name and address of agent for service)
________________________
(877) 711 -6492
(Telephone number, including area code, of agent for service)

Copies to:

Adam Agron, Esq.
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, Colorado 80202
(303) 223-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	16,000,000	$0.02; $0.07	$609,500	$71.80

(1)	The Verecloud, Inc. 2009 Equity Incentive Plan authorizes the issuance of up to a maximum of 16,000,000 shares of common stock, par value $0.001 ("Common Stock"), of Verecloud, Inc.

(2)
For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, the Proposed Maximum Offering Price Per Share is based upon (a) the exercise price per share ($.02-.07) of the outstanding option to purchase 15,650,000 shares of Common Stock and (b) for the remaining 350,000 shares of Common Stock, the book value per share of Common Stock as computed as of August 31, 2010 ($-0.01).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this registration statement.

Item 2.	Registration Information and Employee Plan Annual Information.

Verecloud, Inc. (the "Company") will provide copies of all documents which it has incorporated into this prospectus by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) without charge to each person, including any beneficial owner, to whom the Company has delivered this prospectus, upon a written or oral request.  The Company will also provide copies of this prospectus, as amended or supplemented from time to time, any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), or which Rule 428(b) under the Securities Act requires us to deliver, and its annual report to stockholders, without charge to each such person, upon written or oral request. Such persons should direct all requests to:

Corporate Secretary
Verecloud, Inc.
6560 South Greenwood Plaza Boulevard
Number 400
Englewood, Colorado, 80111
Telephone: (877) 711 -6492

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

A.	The Company's Final Prospectus filed pursuant to Rule 424(b)(2) of the Securities Act, filed on April 27, 2010;

B.
The Company’s Current Reports on Form 8-K filed on August 18, 2010, June 28, 2010, June 16, 2010, January 25, 2010, December 3, 2009, October 27, 2009 and August 31, 2009, and the Company’s Current Reports on Form 8-K/A filed on March 19, 2010 and April 22, 2010, including all material incorporated by reference therein;

C.
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, filed on May 14, 2010, December 31, 2009, filed on February 16, 2010, and September 30, 2009, filed on November 27, 2009, and the Company’s Quarterly Reports on Form 10-Q/A filed on February 17, 2010, March 17, 2010, March 19, 2010, and April 19, 2010, including all material incorporated by reference therein;

D. E.
The Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and the Company's Transition Report on Form 10-KT/A for the transition period from January 1, 2009 to June 30, 2009, filed on April 22, 2010, including all material incorporated by reference therein;

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed on December 11, 2009 (File No. 333-163685), including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Verecloud, Inc. is incorporated under the laws of the state of Nevada.

The Company's Articles of Incorporation provide, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its shareholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s articles of incorporation may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Statutes and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The Company's Articles of Incorporation and Bylaws provide that it will indemnify its directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Company's Articles of Incorporation or Bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

In addition, the Company entered into separate indemnity agreements (the "Indemnity Agreements") with the following executives and directors:  John McCawley, William E. Wood, III, James R. Buckley, Michael P. Cookson, William M. Perkins and Mark Faris, as previously disclosed on the Company's Current Report on Form 8-K, dated June 28, 2010.  Pursuant to the Indemnity Agreements, in exchange for their service to the Company in the capacity as officers and directors, as applicable, the Company agrees to indemnify each individual to the fullest extent provided under Nevada law.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 8, 2010.

VERECLOUD, INC.

By:	/s/ John McCawley
John McCawley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ John F. McCawley	Chief Executive Officer and Director	October 8, 2010

/s/ James R. Buckley	Chief Financial Officer and Principal Accounting Officer	October 8, 2010

/s/ Mark W. Faris	Director	October 8, 2010

/s/ Phillip Tonge	Director	October 8, 2010

/s/ Hossein Eslambolchi	Director	October 8, 2010

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on October 8, 2010.

VERECLOUD, INC. 2009 EQUITY INCENTIVE PLAN

/s/ James R. Buckley
James R. Buckley
Plan Administrator

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John McCawley as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the stated capacities on October 8, 2010.

Signature	Title	Date

/s/ John F. McCawley	Chief Executive Officer and Director	October 8, 2010

/s/ James R. Buckley	Chief Financial Officer and Principal Accounting Officer	October 8, 2010

/s/ Mark W. Faris	Director	October 8, 2010

/s/ Phillip Tonge	Director	October 8, 2010

/s/ Hossein Eslambolchi	Director	October 8, 2010

INDEX TO EXHIBITS

Exhibit	Description

4.1	Specimen Common Stock certificate of Verecloud, Inc.

4.2	Verecloud, Inc. 2009 Equity Incentive Plan, as amendment (filed as Exhibit 10.1 to the Company's Form 8-K on November 2, 2009, and incorporated by reference herein).

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP, special counsel to Verecloud, Inc.

23.1	Consent of Schumacher & Associates, Inc., Independent Registered Public Accounting Firm.

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP special counsel to Verecloud, Inc. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the registration statement).